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                                                                     Exhibit 4.8

                          UNITED STATES DISTRICT COURT
                         FOR THE DISTRICT OF NEW JERSEY

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                                           )   Case No. 00-CV-621 (JAP)
IN RE LUCENT TECHNOLOGIES INC.             )
SECURITIES LITIGATION                      )
                                           )
                                           )
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                     STIPULATION AND AGREEMENT OF SETTLEMENT

      This Stipulation and Agreement of Settlement (the "Stipulation") is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Lead Plaintiffs Teamsters Locals 175 & 505 D&P Pension Trust Fund; The Parnassus Fund; and The Parnassus Income Trust/Equity Income Fund (collectively the "Lead Plaintiffs") on behalf of themselves and the Class (as hereinafter defined), and Defendants Lucent Technologies Inc. ("Lucent"); Richard A. McGinn; Donald K. Peterson; and Deborah C. Hopkins (collectively, the "Individual Defendants") (Lucent and the Individual Defendants are collectively referred to hereinafter as the "Defendants"), by and through their respective counsel.

      WHEREAS:

      A. Beginning on January 7, 2000, eighteen class actions alleging violations of federal securities laws - Kaufman, et al. v. Lucent Technologies, Inc., et al., Case No. 00cvl56 (AJL); Giskan, et al. v. Lucent Technologies, Inc., et al., Case No. 00cvl57 (AJL); Stern, et al. v. Lucent Technologies, Inc., et al., Case No. 00cvl58 (AJL); Weber, et al. v. Lucent Technologies, Inc., et al., Case No. 00cvl77 (AJL); Courtright, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv204 (AJL); Razzano, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv227 (AJL); Powers, et al. v. Lucent Technologies, Inc., Case No. 00cv314 (AJL); Schoeman, et al. v. Lucent Technologies, Inc., Case No.

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00cv265 (AJL); Mayeroff, et al. v. Lucent Technologies, Inc., et al., Case No.
00cv354 (AJL); Biglan, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv418 (AJL); FMWL Enterprises, Inc., et al. v. Lucent Technologies, Inc., et al., Case No. 00cv448 (AJL); Norrell, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv529 (AJL); Clifford, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv465 (AJL); Seiden, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv610 (AJL); Elan, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv621 (AJL); Pearlman, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv857 (AJL); Morelli, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv985 (AJL); and Chaplinski, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv995 (AJL), were filed in this Court and were consolidated by Orders dated February 25, 2000 and March 16, 2000 under the caption above, and are hereinafter referred to as the "Action." Beginning on November 30, 2000, five additional class actions alleging violations of federal securities laws:
Press, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv5874 (JWB); Bragin, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv5834 (WHW); Stone, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv5838 (WHW); Pasparage, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv5930 (AJL); and Marks, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv5953 (WHW), were filed in this Court and were consolidated into the Action by Order dated December 26, 2000. Another eleven class actions alleging violations of federal securities laws: Murphy, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv6111 (AJL); Abowitz, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv6123 (AJL); Sakkal, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv6282; Meyer, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv6285
(AJL); Harris, et al. v. Lucent Technologies, Inc., et al., Case No. 00cv6295
(AJL); Raphael, et al. v. Lucent Technologies, Inc., et al., Case No. 01cv255
(AJL); Parnassus Fund, et al. v. Lucent Technologies, et al., Case No. 01cv304
(AJL); Feder, et al. v. Lucent Technologies, Inc., et al., Case No. 01cv344
(AJL); Wizbicki, et al. v. Lucent Technologies, Inc., et al., Case No. 01cv477
(AJL);

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Davis, et al. v. Lucent Technologies, Inc., et al., Case No. 01cv796 (AJL); and
Riddle, et al. v. Lucent Technologies Inc., et al., Case No. 01cv952, were consolidated into the Action by Order dated April 17, 2001;

      B. The Fifth Consolidated and Amended Class Action Complaint dated July 10, 2001 filed in the Action (the "Complaint") generally alleges, among other things, that during the Class Period, October 26, 1999 through and including December 21, 2000, Defendants issued materially false and misleading press releases and other statements regarding Lucent's financial condition in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder;

      C. On August 23, 2002, Lead Plaintiffs, together with plaintiffs New England Health Care Employees Pension Fund and Perry Mermelstein (collectively, the "Proposed Class Representatives") moved the Court for an order: (1) certifying the Action as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of a class consisting of all persons or entities who purchased Lucent common stock during the period beginning on October 26, 1999 through and including December 20, 2000 (the "Class Period")(1) and who were damaged thereby (the "Class"); and (2) appointing the Proposed Class Representatives as representatives of the Class. Excluded from the Class are:
(a) defendants Lucent, Richard A. McGinn, Donald K. Peterson, and Deborah C. Hopkins; (b) members of the immediate family of each Individual Defendant; (c) any entity in which any Defendant has a controlling interest; (d) any person who was an officer or director of Lucent (or any Lucent

---------------
      (1) The Fifth Consolidated and Amended Class Action Complaint alleges a Class Period ending on December 21, 2000. However, because Lucent issued the press release that marks the end of the Class Period at 6:55 a.m. on December 21, 2000 (prior to opening of NYSE trading), Lead Plaintiffs moved to certify this Action as a class action on behalf of individuals and entities who purchased Lucent common stock prior to the close of trading on December 20, 2000.

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subsidiary or affiliate) during the Class Period; and (e) the legal representatives, heirs, successors or assigns of any such excluded party. The Court has not yet ruled on this motion for class certification;

      D. The Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted;

      E. The parties to this Stipulation recognize, however, that the Action has been filed by plaintiffs and defended by Defendants in good faith and with adequate basis in fact under Federal Rule of Civil Procedure 11, that the Action is being voluntarily settled after advice of counsel, and believe that the terms of the settlement are fair, adequate and reasonable. This Stipulation shall not be construed or deemed to be a concession by any plaintiff of any infirmity in the claims asserted in the Action;

      F. Plaintiffs' Counsel have conducted an investigation relating to the claims and the underlying events and transactions alleged in the Complaint. Plaintiffs' Counsel have analyzed the evidence adduced during pretrial discovery and have researched the applicable law with respect to the claims of plaintiffs and the other members of the Class against the Defendants and the potential defenses thereto. Further, Lead Plaintiffs, by their counsel, have conducted discussions and arm's length negotiations with counsel for Defendants with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class; and

      G. Based upon their investigation and pretrial discovery as set forth above, Plaintiffs' Co-Lead Counsel have concluded that the terms and conditions of this Settlement are fair, reasonable and adequate to plaintiffs and the other members of the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after

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considering (a) the substantial benefits that plaintiffs and the other members of the Class will receive from settlement of the Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

      NOW THEREFORE, without any admission or concession on the part of plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession on the part of Defendants as to the merit of the Action, or as to any liability or wrongdoing whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

                               CERTAIN DEFINITIONS

            1. As used in this Stipulation, the following terms shall have the following meanings:

            (a) "Authorized Claimant" means a Class Member that submits a timely and valid Proof of Claim form to the Claims Administrator.

            (b) "Claimant" means a person or entity that submits a Proof of Claim form to the Claims Administrator seeking to share in the proceeds of the settlement of the Lucent Common Stock Class Action.

            (c) "Claims Administrator" means the firm of The Garden City Group, Inc. which shall administer the Settlement.

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            (d) "Class" and "Class Members" means, for the purposes of this
Settlement only, all persons or entities who purchased Lucent common stock during the period beginning on October 26, 1999 through and including December 20, 2000 (the "Class Period") and who were damaged thereby. Excluded from the Class are: (a) defendants Lucent, Richard A. McGinn, Donald K. Peterson, and Deborah C. Hopkins; (b) members of the immediate family of each Individual Defendant; (c) any entity in which any Defendant has a controlling interest; (d) any person who was an officer or director of Lucent (or any Lucent subsidiary or affiliate) during the Class Period; and (e) the legal representatives, heirs, successors or assigns of any such excluded party. Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

            (e) "Class Cash Escrow Fund" means the cash allocated to the Lucent Common Stock Class Action pursuant to the Cover Agreement, and the proceeds of the sale of any Class Securities, together with any interest earned thereon.

            (f) "Class Distribution Order" means the order described in paragraph 8 below.

            (g) "Class Period" means, for the purposes of this Settlement only, the period of time beginning on October 26, 1999 through and including December 20, 2000.

            (h) "Class Securities" means the Lucent common stock, Lucent Warrants and Avaya, Inc. ("Avaya") common stock allocated to the Lucent Common Stock Class Action pursuant to the Cover Agreement.

            (i) "Court" means the United States District Court for the District of New Jersey, The Honorable Joel A. Pisano presiding.

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            (j) "Cover Agreement" means the Agreement Re: Global Settlement of
Lucent Litigations, which is being entered into contemporaneously herewith in connection with the settlement of this and other litigation involving Lucent.

            (k) "Defendants" means Lucent and the Individual Defendants.

            (l) "Defendants' Counsel" means the law firm of Cravath, Swaine & Moore LLP.

            (m) "Effective Date" means the date upon which the Settlement contemplated by this Stipulation shall become effective as provided in paragraph 21 below and as defined in the Cover Agreement.

            (n) "Final" means that an order is no longer subject to reversal, modification or amendment. For the purposes hereof an order shall become "Final" upon the expiration of any time for appeal or review of such order, or, if any appeal, motion for re-argument or reconsideration is timely filed and not dismissed, after such appeals or motions are decided without causing a material change in the order, or after such order is upheld on appeal and is no longer subject to review upon appeal or review by writ of certiorari.

            (o) "Lucent Common Stock Class Plaintiffs" or "Lead Plaintiffs" means Lead Plaintiffs Teamsters Locals 175 & 505 D&P Pension Trust Fund, The Parnassus Fund and The Parnassus Income Trust/Equity Income Fund.

            (p) "Lucent Common Stock Escrow Account" means an escrow account to be maintained until the Effective Date under the joint control of Lucent's Counsel and Plaintiffs' Co-Lead Counsel, which, after the Effective Date, shall be under the exclusive control of Plaintiffs' Co-Lead Counsel.

            (q) "Net Class Cash Escrow Fund" means the cash allocated to the Lucent Common Stock Class Action pursuant to the Cover Agreement, plus the proceeds of any Class Securities as may

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be sold for the benefit of the Lucent Common Stock Class Action, together with any interest earned thereon, less (i) any Taxes, (ii) the cash portion of the attorneys' fee and expense award referred to in paragraph 7 hereof, and (iii) any Notice and Administration Costs referred to in paragraph 8 hereof in excess of the $5 million to be paid by Lucent as provided in paragraph 2.(e) of the Cover Agreement.

            (r) "Net Class Securities" means the Class Securities less the securities portion of the attorneys' fee award referred to in paragraph 7 hereof.

            (s) "Net Settlement Fund" means the Net Class Cash Escrow Fund and the Net Class Securities.

            (t) "Notice" means the Notice of Pendency of Class Action, Hearing On Proposed Settlement and Attorneys' Fee Petition and Right to Share in Settlement Fund, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

            (u) "Order and Final Judgment" means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

            (v) "Plaintiffs' Counsel" means Plaintiffs' Co-Lead Counsel and all of the other attorneys representing plaintiffs in the actions referred to in recital A above.

            (w) "Plaintiffs' Co-Lead Counsel" means the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Bernstein Litowitz Berger & Grossmann LLP.

            (x) "Preliminary Approval Order" means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

            (y) "Publication Notice" means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as
Exhibit 3 to Exhibit A.

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            (z) "Released Parties" means any and all of the Defendants, Avaya,
Agere Systems Inc., or their current or former respective agents, servants, attorneys, auditors, investment advisors, underwriters, officers, directors and employees, partners, subsidiaries, affiliates, insurers, stockholders, heirs, executors, representatives, parents, predecessors, successors, assigns, trusts, benefits committees or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants or any of the parties listed above.

            (aa) "Settled Claims" means any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation (whether foreign or domestic), including both known claims and unknown claims, accrued claims and not accrued claims, foreseen claims and unforeseen claims, matured claims and not matured claims, that have been or could have been asserted from the beginning of time to the end of time in any forum by the Class Members or any of them against any of the Released Parties which arise out of or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, referred to in this Action or that could have been asserted relating to the purchase, transfer or acquisition of shares of the common stock of Lucent during the Class Period, except claims relating to the enforcement of the settlement of the Action. With respect to the above, it is the intention of plaintiffs to expressly waive and relinquish, to the fullest extent permitted by law: (a) the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides that: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor; and (b) the provisions, right and benefits of any similar statute or common law of any other jurisdiction that may be, or may be asserted to be, applicable.

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            (bb) "Settled Defendants' Claims" means any and all claims which
Defendants or any of the other Released Parties ever had, now have or may ever have, whether known or unknown, accrued or not accrued, foreseen or unforeseen, matured or not matured, that could have been asserted by Defendants or any of the other Released Parties against any of the Lead Plaintiffs, named plaintiffs in any of the actions referred to in recital A above, and their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action, except claims relating to the enforcement of the settlement of the Action.

            (cc) "Settlement" means the settlement contemplated by this Stipulation.

            (dd) "Settlement Fund" means the Class Cash Escrow Fund and the Class Securities.

            (ee) "Taxes" means all (i) taxes on any of the income of the Settlement Fund (including taxes, if any, on the appreciation in value of any securities deposited in the Lucent Common Stock Escrow Account), and (ii) reasonable expenses and costs incurred in connection with the taxation of the Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants).

            (ff) "Warrant Agreement" means, an agreement between Bank of New York and Lucent setting forth the terms and conditions associated with the Warrants as part of this settlement, in substantially the same form as Exhibit C hereto to be executed by Bank of New York and Lucent as soon as practicable following the Effective Date and in no event later than three (3) business days prior to the Distribution Date.

                         SCOPE AND EFFECT OF SETTLEMENT

            2. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Settled Claims as against any and all Released Parties and any

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and all Settled Defendants' Claims as against any and all of the Lead
Plaintiffs, named plaintiffs in any of the actions referred to in recital A above, and their attorneys.

            3. (a) By operation of the Order and Final Judgment, upon the Effective Date of this Settlement, each of the Lead Plaintiffs and all other Class Members, on behalf of themselves and their respective heirs, executors, administrators, successors and assigns and all persons acting in concert with any such person, shall, with respect to each and every Settled Claim, waive, release, forever discharge and dismiss and agree not to institute, maintain or prosecute any or all Settled Claims against any or all of the Released Parties, and shall be permanently and finally enjoined without the necessity of posting a bond from commencing or prosecuting any actions or other proceedings asserting any of the Settled Claims either directly, indirectly, representatively, derivatively or in any other capacity against any of the Released Parties herein. This injunction expressly extends to all claims covered by this Stipulation and the Cover Agreement (insofar as the Cover Agreement applies to this Action) and all Class Members defined herein.

            (b) By operation of the Order and Final Judgment, upon the Effective Date of this Settlement, each of the Defendants, and each of the other Released Parties, on behalf of themselves and their respective heirs, executors, administrators, successors and assigns and all persons acting in concert with any such person, shall waive, release and forever discharge each and every of the Settled Defendants' Claims, and shall forever be enjoined from instituting, maintaining or prosecuting any or all of the Settled Defendants' Claims as against any and all of the Lead Plaintiffs, named plaintiffs in any of the actions referred to in recital A above, and their attorneys.

                          THE SETTLEMENT CONSIDERATION

            4. Defendants are providing, in settlement of the Settled Claims of Lead Plaintiffs and all the other members of the Class herein, the consideration allocated to the Lucent Common Stock

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Class Action as set forth in the accompanying Cover Agreement in connection with the settlement of this and other litigation as indicated therein.

            5. (a) The Class Cash Escrow Fund shall be used to pay (i) any Taxes, (ii) the attorneys' fee and expense award referred to in paragraph 7 hereof, and (iii) any remaining Notice and Administration Costs referred to in paragraph 8 hereof in excess of the $5 million to be paid by Lucent as provided in paragraph 2.(e) of the Cover Agreement. The Net Class Cash Escrow Fund shall be paid to the Authorized Claimants as provided in paragraphs 9-11 hereof.

               (b) The Class Securities shall be payable first to Plaintiffs' Counsel, to the extent awarded by the Court pursuant to the attorneys' fee and expense award referred to in paragraph 7 hereof (and unless otherwise ordered by the Court, Plaintiffs' Counsel's fees shall be payable in the same proportions of stock, cash and Warrants as obtained for the Class), and the balance shall be paid to the Authorized Claimants as provided in paragraphs 9-11 hereof. All Lucent common stock payable with respect to the Lucent Common Stock Class Action pursuant to paragraphs 2.(a) and (b) of the Cover Agreement shall be issued by Lucent in accordance with instructions given by Plaintiffs' Co-Lead Counsel, which instructions may include distributions to the Lucent Common Stock Escrow Account and/or any of the Indicated Recipients. Plaintiffs' Co-Lead Counsel shall use reasonable efforts to obtain information from Indicated Recipients to allow issuance of Lucent common stock to the Indicated Recipients in certificate-less (book entry) form. With respect to the issuance of paper stock certificates, Lucent shall be responsible for the costs associated with issuing stock certificates to up to 100,000 members of the Lucent Common Stock Class, and the costs associated with issuing stock certificates in excess of 100,000 shall be chargeable as an administrative expense, first against the Notice and Administration Costs provided under paragraph 2.(e) of the Cover Agreement, or, if such 2.(e) funds are insufficient, then from the Lucent Common Stock Escrow Account. With respect to the costs associated

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with issuing any shares in certificate-less (book entry) form, no amount shall be chargeable as an administration expense against either the Notice and Administration Costs provided under paragraph 2.(e) of the Cover Agreement or the Lucent Common Stock Escrow Account. With respect to the Avaya common stock component of the Settlement consideration, Lucent will direct Avaya to pay the shares as provided in paragraph 2.(d) of the Cover Agreement into the Lucent Common Stock Escrow Account. The Warrants shall be DTC eligible. Within ten (10) business days of the receipt by Lucent of a list of the Authorized Claimants and their entitlements by the Claims Administrator, the Warrants shall be issued to the Authorized Claimants in accordance with the terms of the Warrant Agreement. No amount shall be chargeable as an administration expense against either the Notice and Administration Costs provided under paragraph 2.(e) of the Cover Agreement or the Lucent Common Stock Escrow Account with respect to the costs associated with issuing any Warrants. The terms of the Warrants are set forth in the Warrant Agreement and are fully incorporated herein by reference.

                                 ADMINISTRATION

            6. The Claims Administrator shall administer the Settlement under Plaintiffs' Co-Lead Counsel's supervision and subject to the jurisdiction of the Court. Except as stated in paragraph 13 hereof, Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class Members, Class or Plaintiffs' Co-Lead Counsel in connection with such administration. Defendants' Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms including providing all information from Lucent's transfer records concerning the identity of Class Members and their transactions. Lucent shall cooperate in the administration of the Settlement to the extent reasonably necessary to cause the securities payable under this agreement to be issued and distributed in accordance with the terms of this Stipulation and the

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Cover Agreement. Plaintiffs' Co-Lead Counsel shall designate a contact person at the Claims Administrator to whom Defendants can refer all inquiries they receive from potential claimants.

                          ATTORNEYS' FEES AND EXPENSES

            7. Plaintiffs' Co-Lead Counsel will apply to the Court on behalf of Plaintiffs' Counsel for an award from the Settlement Fund of attorneys' fees not to exceed____% of the Settlement Fund and reimbursement of expenses. Such attorneys' fees and expenses as are awarded by the Court shall be payable to Plaintiffs' Co-Lead Counsel from the Settlement Fund upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to: (i) Plaintiffs' Co-Lead Counsel's obligation to provide Defendants' Counsel with adequate security for repayment, and (ii) Plaintiffs' Co-Lead Counsel's joint and several obligation to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the same net rate as is earned by the Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed. Plaintiffs' Co-Lead Counsel shall make the appropriate refund or repayment in full within thirty (30) days of Lucent requesting said payment following any such reduction of the fee or cost award, or the termination of the Settlement. Unless otherwise ordered by the Court, the award of attorneys' fees shall be allocated by Plaintiffs' Co-Lead Counsel among Plaintiffs' Counsel in a fashion which, in the opinion of Plaintiffs' Co-Lead Counsel, fairly compensates Plaintiffs' Counsel for their respective contributions in the prosecution of the Action. Plaintiffs' Co-Lead Counsel may make a supplemental application to the Court for an award of attorneys' fees and expenses with respect to post-settlement proceedings and administration.

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                             ADMINISTRATION EXPENSES

            8. Plaintiffs' Co-Lead Counsel will apply to the Court, on notice to Defendants' Counsel, for the Class Distribution Order: (i) approving the Claims Administrator's administrative determinations concerning the acceptance and rejection of the claims submitted herein; (ii) approving, in the event that the reasonable Notice and Administration Costs of this Settlement exceed the Five Million Dollars ($5,000,000) being paid by Lucent under paragraph 2.(e) of the Cover Agreement, payment of any administration fees and expenses exceeding $5,000,0000 associated with the administration of the Settlement from the Class Cash Escrow Fund, and (iii) if the Effective Date has occurred, directing payment of the Net Settlement Fund to the Authorized Claimants.

                      DISTRIBUTION TO AUTHORIZED CLAIMANTS

            9. The Claims Administrator shall determine each Authorized Claimant's pro rata shares of the Net Class Cash Escrow Fund and the Net Class Securities based upon each Authorized Claimant's Recognized Claim (as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves). The Proof of Claim form shall request Class Members to identify an account to which Settlement Securities can be credited in certificate-less (book entry) form. Warrants will be issued only to Authorized Claimants who have a brokerage account into which the Warrants can be electronically transferred. The securities will not be distributed in fractional amounts.

            10. The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved.

            11. Each Authorized Claimant shall be allocated a pro rata share of the Net Class Cash Escrow Fund and/or the Net Settlement Securities based on his or her Recognized Claim compared to the total Recognized Claims of all Authorized Claimants. This is not a claims-made settlement. The

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Defendants shall not be entitled to get back any of the settlement consideration once the Effective Date has occurred. The Defendants shall have no involvement in reviewing or challenging claims.

                        ADMINISTRATION OF THE SETTLEMENT

            12. Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing any action against the Released Parties concerning the Settled Claims.

            13. Plaintiffs' Co-Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Class Cash Escrow Fund by the Claims Administrator. Except for their obligation to pay the settlement consideration as provided in paragraph 2 of the Cover Agreement, and to provide reasonable cooperation in the production of information, with respect to the identification of Class Members from Lucent's shareholder transfer records, as provided herein, and to issue and deliver the settlement consideration in accordance with the directions of Plaintiffs' Co-Lead Counsel, Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund. Plaintiffs' Co-Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

            14. For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

                  (a) Each Class Member shall be required to submit a Proof of Claim substantially in the form attached hereto as Exhibit 2 to Exhibit A, supported by such documents as are designated therein, including proof of the Claimant's loss, or such other documents or proof as the

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

Claims Administrator, in its discretion (subject to Plaintiffs' Co-Lead Counsel's supervision), may deem acceptable;

                  (b) All Proofs of Claim must be submitted by the date specified in the Notice unless such period is extended by Order of the Court. Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing any action against the Released Parties concerning the Settled Claims. Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon. In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

                  (c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, under the supervision of Plaintiffs' Co-Lead Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

                  (d) Proofs of Claim that do not meet the submission requirements may be rejected. Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy any curable deficiencies in the Proof of Claims submitted. The Claims Administrator, under supervision of Plaintiffs' Co-Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

                  (e) If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant's grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, Plaintiffs' Co-Lead Counsel shall thereafter present the request for review to the Court; and

                  (f) The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Defendants' Counsel, for approval by the Court in the Class Distribution Order.

            15. Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant's claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant's status as a Class Member and the validity and amount of the Claimant's claim. No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

            16. Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members. All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Order and Final Judgment to be entered in the Action and the releases provided for herein, and will be barred and enjoined from bringing any action against any and all of the Released Parties concerning any and all of the Settled Claims.

            17. All proceedings with respect to the administration, processing and determination of claims described by paragraphs 12-15 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

            18. The Net Settlement Fund shall be distributed to Authorized Claimants only after the Effective Date and after: (i) all Proofs of Claim have been processed, and all Claimants whose Proofs of Claim have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired;
(iii) all matters with respect to attorneys' fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all costs of administration have been paid.

                       TERMS OF PRELIMINARY APPROVAL ORDER

            19. Promptly after this Stipulation has been fully executed, Plaintiffs' Co-Lead Counsel and Defendants' Counsel jointly shall apply to the Court for entry of a Preliminary Approval Order, substantially in the form annexed hereto as Exhibit A. During the period from the entry of the Preliminary Order to the Effective Date, each of the Lead Plaintiffs on behalf of themselves and all other Class Members, and their respective heirs, executors, administrators, successors and assigns and all persons acting in concert with any such person, agree not to institute, maintain or prosecute any or all Settled Claims against any or all of the Released Parties.

                        TERMS OF ORDER AND FINAL JUDGMENT

            20. If the Settlement contemplated by this Stipulation is approved by the Court, Plaintiffs' Co-Lead Counsel and Defendants' Counsel shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

               EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

            21. The Effective Date of this Settlement shall be the date when all the following shall have occurred:

                  (a) entry of the Preliminary Approval Order in all material respects in the form annexed hereto as Exhibit A;

                  (b) approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

                  (c) an Order and Final Judgment, in all material respects in the form set forth in Exhibit B annexed hereto, has been entered by the Court and has become Final, or, in the event that the Court enters an order and final judgment in form other than that provided above ("Alternative Judgment") and none of the signatories hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes Final; and

                  (d) the Orders and Final Judgments approving the Stipulations and Agreements of Settlement attached to the Cover Agreement as Exhibits 2, 4, 5, 6, and 7 shall have become Final.

            22. Defendants' Counsel or Plaintiffs' Co-Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so ("Termination Notice") to all other signatories hereto, and to all other signatories to the Cover Agreement, within thirty (30) days of: (a) the Court's declining to enter the Preliminary Approval Order in any material respect; (b) the Court's refusal to approve this Stipulation or any material part of it; (c) the Court's declining to enter the Order and Final Judgment in any material respect; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.

            23. Defendants shall have the option to terminate the Settlement and this Stipulation in the event that, with respect to any of the Actions (as that term has been defined in the Cover Agreement) which are class actions, putative members of any class who purchased or held (as appropriate to each Action) in excess of 3% of the securities purchased or held, as the case may be, by all class members in that class during that class period, properly elect to exclude themselves in accordance with the requirements for requesting exclusion provided in the notices to be sent to putative class members in each of the Actions. Solely for the purposes of determining whether Lucent's right to terminate has been triggered by the provisions of this paragraph, the Private Plaintiffs (as defined in the Cover Agreement) shall be deemed not to have opted out of the class in any of the Actions. With respect to exclusions received with respect to this Action, Defendants shall have up to one (1) business day prior to the Settlement Fairness Hearing in this Action to give notice of termination to Plaintiffs' Co-Lead Counsel. Plaintiffs' Co-Lead Counsel and Defendants Counsel shall jointly request that the deadline for submitting exclusions from this Action be set ten (10) business days prior to the Settlement Fairness Hearing. Copies of all requests for exclusion from the Class herein received by the Claims Administrator (or other person designated to receive exclusion requests) shall be provided to Lucent no later than seven (7) business days prior to the hearing on the Settlement in this Action. Plaintiffs' Co-Lead Counsel shall cause the Claims Administrator to provide to Lucent, no later than three (3) business days prior to the hearing, a list of all persons or entities requesting exclusion and the amounts of the securities purchased or held, as the case may be, by each person or entity requesting exclusion (as set forth in each exclusion request) and to certify, no later than (3) business days prior to the Settlement Fairness Hearing, that all requests for exclusion received have been copied and provided to Defendants' Counsel.

            24. In the event that there is any non-delivery of any of the securities required to be delivered hereunder within ten (10) business days after the dates that such securities are due, then Plaintiffs' Co-Lead Counsel shall have the option to terminate this Settlement or to seek an Order from the Court directing specific performance of Lucent's obligation to issue and/or deliver such securities, unless such non-delivery is cured within ten (10) business days.

            25. Except as otherwise provided herein, in the event the Settlement is terminated or fails to become effective for any reason, then the parties to this Stipulation shall be deemed to have reverted to their respective status in the Action immediately prior to September 5, 2002 and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and (i) any portions of the settlement funds previously paid on behalf of Defendants by the D&O Insurers, together with any interest income earned thereon, less any Taxes due with respect to such interest income shall be returned to the D&O Insurers, and
(ii) any other portions of the settlement consideration previously paid by or on behalf of the Defendants, together with any interest earned or appreciation thereon, less any Taxes due with respect to such income (including taxes, if any, on the appreciation in value of any Class Securities held in the Lucent Common Stock Escrow Account), and less the costs of notice and administration actually incurred and paid or payable (and if not already paid by Lucent, Lucent shall remain liable as provided in paragraph 2.(e) of the Cover Agreement to pay for up to $5 million of notice and administration costs in total incurred prior to termination) and less any losses realized on the sale of the Lucent and/or Avaya stock shall be returned to the persons or entities paying the same. Plaintiffs shall not be liable to reimburse Lucent for any amounts of notice and administration costs up to the $5 million referred to in paragraph 2.(e) of the Cover Agreement in the event the Settlement is terminated or fails to become effective for any reason.

                           NO ADMISSION OF WRONGDOING

            26. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

                  (a) shall not be offered or received against the Defendants as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by plaintiffs or the validity of any claim that had been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

                  (b) shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Lead Plaintiffs or any other members of the Class as evidence of any infirmity in the claims of Lead Plaintiffs or the other members of the Class;

                  (c) shall not be offered or received against the Defendants or against the Lead Plaintiffs or any other members of the Class as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

                  (d) shall not be construed against Defendants, Lead Plaintiffs or any other members of the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial;

                  (e) shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or any other members of the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the settlement amounts; and

                  (f) shall not be construed as or received in evidence as an admission, concession or presumption that class certification is appropriate in this Action.

                            MISCELLANEOUS PROVISIONS

            27. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

            28. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Lead Plaintiffs, any other members of the Class and their attorneys against the Released Parties with respect to the Settled Claims. Accordingly, Lead Plaintiffs and Defendants agree not to assert in any forum that the Action was brought by plaintiffs or defended by Defendants in bad faith or without a reasonable basis. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm's length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

            29. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all signatories hereto or their successors-in-interest.

            30. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

            31. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys' fees and expenses to Plaintiffs' Counsel and enforcing the terms of this Stipulation.

            32. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

            33. This Stipulation and its exhibits and the Cover Agreement constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits and the Cover Agreement other than those contained and memorialized in such documents.

            34. This Stipulation may be executed in one or more original and/or faxed counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the signatories of this Stipulation shall exchange among themselves original signed counterparts.

            35. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

            36. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of New Jersey without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

            37. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

            38. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

            39. Plaintiffs' Co-Lead Counsel and Defendants' Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

DATED:   September 22, 2003

                                           MILBERG WEISS BERSHAD
                                            HYNES & LERACH LLP

                                           By: /s/ David J. Bershad
                                               ------------------------
                                               David J. Bershad
                                               Jerome M. Congress
                                               Elaine S. Kusel
                                           One Pennsylvania Plaza
                                           New York, New York 10119-0165
                                           Telephone: (212) 594-5300
                                           Facsimile: (212) 868-1229

                                                   -AND-

                                          BERNSTEIN  LITOWITZ BERGER &
                                            GROSSMANN LLP

                                          By: /s/ Daniel L. Berger
                                              -----------------------
                                              Max W. Berger
                                              Daniel L. Berger
                                              Steven B. Singer
                                              Rochelle Feder Hansen
                                          1285 Avenue of the Americas
                                          New York, New York 10019
                                          Telephone: (212) 554-1400
                                          Facsimile: (212) 554-1444

                                          CO-LEAD COUNSEL FOR LEAD PLAINTIFFS
                                          AND THE CLASS

                                          CRAVATH, SWAINE & MOORE LLP

                                          By: /s/ Michael A. Paskin
                                              -----------------------
                                              Paul C. Saunders
                                              Daniel Slifkin
                                              Michael A. Paskin
                                          Worldwide Plaza
                                          825 Eighth Avenue
                                          New York, New York 10019
                                          Telephone: (212) 474-1000
                                          Facsimile: (212) 474-3700

                                                 - AND -

                                          LINDABURY, MCCORMICK & ESTABROOK, P.A.

                                          By: /s/ John H. Schmidt, Jr.
                                              ------------------------
                                              John H. Schmidt, Jr.
                                              John F. Goemaat
                                          53 Cardinal Drive
                                          P.O. Box 2369
                                          Westfield, New Jersey 07091
                                          Telephone: (908) 233-6800
                                          Facsimile: (908) 233-5078

                                          ATTORNEYS FOR DEFENDANTS LUCENT
                                          TECHNOLOGIES, INC., RICHARD A.
                                          MCGINN, DONALD K. PETERSON AND
                                          DEBORAH C. HOPKINS